Exhibit 99.1

News Release

Superior Reports Fourth Quarter and Full Year 2019 Financial Results

Strong fourth quarter results and record full year cash flow from operations

Full Year 2019 Financial Highlights:

•	Unit shipments of 19.2M; net sales of $1.4B

•	Value-Added Sales(1) of $755M, growth over market of 2%(2), per wheel growth of 6%(2)

•	Net loss of $97M, includes goodwill and intangible asset impairments of $102M and net other non-recurring expenses of $19M(3)

•	Adjusted EBITDA(1) of $169M

•	Record cash flow from operations of $163M; available liquidity increased to $284M

•	Total funded debt and net debt decreased by $54M and $84M, respectively

SOUTHFIELD, MICHIGAN – February 28, 2020 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading light vehicle aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the fourth quarter and fiscal year ended December 31, 2019.

($ in millions, units in thousands)	Three Months		Twelve Months
	4Q 2019	4Q 2018	YTD 2019	YTD 2018
Units
North America	2,177	2,643	9,795	11,282
Europe	2,289	2,524	9,451	9,709

Global	4,466	5,167	19,246	20,991

Net Sales
North America	$150.7	$193.7	$704.3	$800.4
Europe	159.6	185.1	668.2	701.4

Global	$310.3	$378.8	$1,372.5	$1,501.8

Value-Added Sales (1)

North America	$74.7	$94.0	$344.8	$388.2
Europe	98.8	112.3	410.5	409.0

Global	$173.4	$206.3	$755.3	$797.2

“In 2019, we continued executing on our premium portfolio of differentiating technologies delivering growth over market in Value-Added Sales of 2%(1,2) and Value-Added Sales per wheel growth of 6%(1,2). We also operationalized market leading product offerings including PVD, pad printing, laser etching, and AluLite™, and launched our first 23-inch OEM production wheel. These results underscore our competitive position and support the attractive tailwinds in the aluminum wheel industry. Further, given the softer automotive demand environment, we positioned the company for the future by rightsizing our manufacturing footprint, improving our cost structure, and strengthening our balance sheet with record cash flow from operations of $163 million and net debt reduction of $84 million,” commented Majdi Abulaban, Chief Executive Officer of Superior.

(1)	See “Non-GAAP Financial Information” below for a definition and reconciliation to the most comparable GAAP measure.
(2)	Excludes impact of FX. Market based on IHS. NA and EU combined industry production down 4.4%; EU based on Western and Central EU.
(3)	See Impact of Acquisition, Restructuring, and Other Items in this press release.

Mr. Abulaban continued, “Looking at 2020, we anticipate softer automotive industry demand compared to 2019. With this outlook, we remain focused on delivering incremental profitability and strong cash flow by realizing the benefits of the changes made during 2019, improving manufacturing productivity, reducing costs, efficiently executing on our portfolio of premium products, and winning programs to support a balanced portfolio that maximizes utilization of our footprint.”

Fourth Quarter Results

Wheel unit shipments were 4.5 million in the fourth quarter of 2019, a decrease of 14%, compared to unit shipments of 5.2 million in the prior year period. The change in units was driven by a decline in both North America and Europe due to lower year-over-year production by our key customers, including the impact of the UAW labor strike at General Motors, as well as reduced market share on select platforms due to a strategic focus on higher value-added product mix. During the quarter, wheels 19 inches and greater accounted for approximately 30% of Superior’s portfolio compared to just over 20% in the prior year period.

Net sales for the fourth quarter of 2019 were $310 million, compared to net sales of $379 million in the prior year period. The decrease in the quarter was driven primarily by lower volumes, including the impact from the strike at General Motors of approximately $30 million, as well as lower aluminum prices, partially offset by the shift towards larger wheels with more premium content.

Value-Added Sales, a non-GAAP financial measure defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales, were $173 million for the fourth quarter of 2019 compared to $206 million in the prior year period. The portfolio shift to larger diameter wheels with more premium content partially offset lower volume. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for the fourth quarter of 2019 was $27 million, compared to $36 million in the prior year period. The decrease in gross profit for the quarter was primarily due to lower sales and costs related to the rationalization of the Company’s Fayetteville facility of $2 million.

Selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2019 were $17 million compared to $17 million in the prior year period.

Operating loss for the fourth quarter of 2019 was $92 million, compared to income from operations of $19 million in the prior year period. The reduction in operating income for the quarter was primarily driven by the impairment of goodwill and indefinite-lived intangible assets totaling $102 million, in the Company’s European operations.

The income tax benefit for the fourth quarter ended December 31, 2019 was $4 million on a pre-tax loss of $103 million. The tax benefit for the quarter was primarily due to the effects of U.S. taxation on foreign earnings under the provisions of tax reform and the generation of additional Polish tax credits.

For the fourth quarter of 2019, the Company reported a net loss of $99 million, or a loss per diluted share of $4.25 including the impact of $4.17 per share from acquisition, restructuring, goodwill and indefinite-lived intangible asset impairments, and net other items. This compares to net income of $8 million, or earnings per diluted share of $0.61, in the fourth quarter of 2018. See Impact of Acquisition, Restructuring, and Other Items in this press release.

Adjusted EBITDA, a non-GAAP financial measure, was $38 million for the fourth quarter of 2019. This compares to $46 million for the fourth quarter of 2018. The decrease in Adjusted EBITDA was driven by lower volumes in North America and Europe, including the UAW labor strike at General Motors, partially offset by the shift to larger, more premium wheels. See “Non-GAAP Financial Information” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported net cash provided by operating activities of $61 million in the fourth quarter of 2019 compared to cash provided by operating activities of $92 million during the fourth quarter of 2018. The decrease in net cash from operating activities was primarily driven by working capital improvements in the prior year period, coupled with lower profit in the fourth quarter of 2019.

Net cash used for investing activities was $17 million in the fourth quarter of 2019 compared to $22 million in the prior year period. The reduction was the result of reduced capital expenditures.

During the fourth quarter of 2019, the Company made debt principal payments of $11 million, including $4 million of payments on the term loan, $7 million face value of the senior notes using $6 million in cash, and other debt payments totaling $1 million. Superior also paid dividends of $3 million and purchased $3 million of shares from minority equity holders of Superior Industries Europe AG during the quarter.

Full Year 2019 Results

Wheel unit shipments were 19.2 million for 2019 compared to unit shipments of 21.0 million in the prior year. The decrease in unit shipments was primarily due to a decline in global industry production volumes, lower production at the Company’s key customers, and reduced market share on select platforms due to a strategic focus on higher value-added product mix. In 2019, wheels 19 inches and greater accounted for approximately 30% of Superior’s portfolio compared to approximately 20% in the prior year.

Net sales for 2019 were $1,372 million, compared to net sales of $1,502 million in 2018. Value-Added Sales, a non-GAAP financial measure, were $755 million for 2019 compared to $797 million in the prior year. The portfolio shift to larger diameter wheels with more premium content was a significant offset to the lower volume and weaker Euro. On a per-wheel basis, Value- Added Sales excluding FX increased 6% in 2019 compared to 2018, driving growth over market in Value-Added Sales of 2%. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for 2019 was $116 million compared to $164 million in the prior year. The decrease in gross profit was due to restructuring costs of $15 million primarily related to the reduction of the Company’s manufacturing footprint, as well as lower shipments, higher energy costs, higher outside service provider costs, and the alignment of reporting for SG&A expenses between the Company’s North American and European operations. These reductions were partially offset by improved mix and year-over-year procurement savings, primarily related to material.

SG&A expenses for 2019 were $64 million, or 5% of net sales, compared to $78 million, or 5% of net sales, in the prior year. The decrease in SG&A primarily reflects a reduction in acquisition and integration expenses, the previously mentioned alignment of reporting for SG&A, and initiatives to reduce SG&A costs.

Operating loss for 2019 was $50 million compared to income from operations of $86 million in the prior year, reflecting the previously described impairment of European goodwill and indefinite-lived intangible assets, restructuring costs related to the reduction of the Company’s manufacturing footprint, and lower overall production levels.

The income tax provision for 2019 was $3 million. This compares to an income tax provision for the year ended 2018 of $6 million. The tax provision declined from 2018 to 2019 due to the effects of U.S. taxation on foreign earnings under the provisions of tax reform and the generation of additional Polish tax credits. Cash taxes for 2019 were $9 million.

For 2019, the Company reported a net loss of $97 million, or loss per diluted share of $5.10, including the impact of $4.65 per share from acquisition, restructuring, impairment and net other items. This compares to net income of $26 million, or earnings per diluted share of $0.29, in 2018. See Impact of Acquisition, Restructuring, and Other Items in this press release.

Adjusted EBITDA, a non-GAAP financial measure, was $169 million, or 22% of Value-Added Sales, in 2019, which compares to $186 million, or 23% of Value-Added Sales, in 2018. The decrease in Adjusted EBITDA was primarily driven by lower volumes, higher energy costs, and higher outside service provider costs, partially offset by improved product mix comprised of larger diameter wheels and more premium content and year-over-year cost savings. See “Non-GAAP Financial Information” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported net cash provided by operating activities of $163 million for the full year 2019 compared to cash provided by operating activities of $156 million in 2018. The increase in net cash from operating activities was driven by improved working capital management, including the impact of lower volume and lower aluminum prices.

Cash used by investing activities during 2019 included $64 million of capital expenditures partially offset by the sale of other assets for $10 million. This compares to capital expenditures of $78 million in 2018.

Cash used by financing activities included dividends totaling $23 million with dividends to common stockholders of $7 million, preferred and participating preferred dividends of $15 million, and $1 million of dividends to noncontrolling minority owners of Superior Industries Europe AG. In 2019, Superior paid down $11 million of principal on its term loan, repurchased $37 million face value of its senior notes using $32 million of cash, and repaid other debt of $4 million. Also, during the year, Superior purchased $7 million of shares from minority equity holders of Superior Industries Europe AG. The outstanding value of the minority shares is $7 million.

Capital Structure and Liquidity as of December 31, 2019

In 2019, total funded debt and net debt decreased by $54 million and $84 million, respectively. Total funded debt and net debt at December 31, 2019 were $631 million and $553 million, respectively. Total liquidity, including cash and available amounts under revolving credit facilities totaled $284 million as of December 31, 2019, which compares to $239 million at the end of 2018.

2020 Outlook

Based on industry outlook for North America and Europe as well as Superior’s portfolio of product and launches, Superior’s full year 2020 outlook is as follows:

2020 Outlook
Unit Shipments	18.4-19.0 million
Net Sales	$1.33-1.39 billion
Value-Added Sales	$750-$790 million
Adjuted EBITDA	$170-$190 million
Cash Flow from Operations	$125-$145 million
Capital Expenditures	~$75 million

Value-Added Sales and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Information.” In reliance on the safe harbor provided under Section 10(e) of Regulation S-K, Superior has not quantitatively reconciled differences between Adjusted EBITDA presented in the 2020 Outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts that would be required to be included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Friday, February 28, 2020. The conference call may be accessed by dialing 800-367-2403 for participants in the U.S./Canada or +1 334-777-6978 for participants outside the U.S./Canada using the required conference ID 5575685. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs, impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration costs, certain hiring and separation related costs, gains associated with early debt extinguishment and accounts receivable factoring fees. This release also refers to “Value-Added Sales,” which Superior defines as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages.

Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook”, “predicts,” “projects,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2020 outlook included herein, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2019	4Q 2018	YTD 2019	YTD 2018
Net Sales	$310.3	$378.8	$1,372.5	$1,501.8
Cost of Sales	283.4	342.5	1,256.4	1,338.3

Gross Profit	$26.9	$36.3	$116.1	$163.5
SG&A	17.1	17.1	63.9	77.7
Impairment of Goodwill and Indefinite-Lived Intangibles	102.2	—	102.2	—

(Loss) Income From Operations	$(92.4)	$19.2	$(50.1)	$85.8
Interest Expense, net	(11.5)	(12.7)	(47.0)	(50.1)
Other Income (Expense), net	1.1	(0.1)	4.8	(6.9)
Change in Fair Value of Preferred Derivative	(0.5)	7.0	(0.8)	3.5

(Loss) Income Before Income Taxes	$(103.3)	$13.4	$(93.0)	$32.3
Income Tax Benefit (Provision)	4.3	(5.2)	(3.4)	(6.3)

Net (Loss) Income	$(99.0)	$8.2	$(96.5)	$26.0
Loss Per Share:
Basic	$(4.25)	$0.61	$(5.10)	$0.29
Diluted	$(4.25)	$0.61	$(5.10)	$0.29
Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	25,128	25,019	25,099	24,994
Diluted	25,128	25,175	25,099	25,155

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	12/31/2019	12/31/2018
Current Assets	$354.2	$370.4
Property, Plant and Equipment, net	529.3	532.8
Intangibles and Other Assets	428.4	548.4

Total Assets	$1,311.9	$1,451.6

Current Liabilities	$191.1	$178.5
Long-Term Liabilities	701.6	741.5
Redeemable Preferred Shares	161.0	144.5
European Non-controlling Redeemable Equity	6.5	13.8
Shareholders’ Equity	251.7	373.3

Total Liabilities and Shareholders’ Equity	$1,311.9	$1,451.6

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months		Twelve Months
	4Q 2019	4Q 2018	YTD 2019	YTD 2018
Net (Loss) Income	$(99.0)	$8.2	$(96.5)	$26.0
Depreciation and Amortization	23.2	23.1	100.7	95.1
Income tax, Non-cash changes	—	13.4	(3.5)	(1.0)
Impairments of Goodwill and Indefinite-Lived Intangibles	102.2	—	102.2	—
Stock-based Compensation	2.0	(0.8)	5.7	2.1
Amortization of Debt Issuance Costs	1.2	1.0	4.8	3.9
Other Non-cash items	(1.2)	1.4	(0.7)	5.6
Changes in Operating Assets and Liabilities:
Accounts Receivable	57.2	39.9	26.7	42.8
Inventories	(3.8)	15.8	5.3	(6.1)
Other Assets and Liabilities	(12.9)	1.8	7.4	(7.8)
Accounts Payable	(3.7)	(0.6)	7.5	(9.1)
Income Taxes	(4.8)	(11.4)	3.1	4.6

Cash Flow Provided by Operating Activities	$60.5	$91.8	$162.8	$156.1
Capital Expenditures	(16.7)	(22.2)	(64.3)	(77.7)
Other Investing Activities	—	0.6	9.6	0.6

Cash Flow Used by Investing Activities	$(16.7)	$(21.6)	$(54.7)	$(77.1)
Debt Repayment	(11.0)	(2.5)	(46.0)	(7.9)
Cash Dividends	(3.4)	(7.1)	(22.6)	(28.8)
Purchase of Non-controlling Redeemable Shares	(2.8)	(5.7)	(6.7)	(39.1)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	—	(0.1)	(0.6)
Proceeds from Borrowings on Revolving Credit Facility	44.4	89.8	114.0	324.5
Repayments of Borrowings on Revolving Credit Facility	(44.4)	(108.4)	(114.0)	(324.5)
Proceeds from Exercise of Stock Options	—	—	—	0.1
Other Financing Activities	(0.2)	—	(1.2)	—

Cash Flow Used by Financing Activities	$(17.4)	$(33.9)	$(76.6)	$(76.3)
Effect of Exchange Rate on Cash	2.2	(0.3)	(1.1)	(1.6)

Net Change in Cash	$28.6	$36.0	$30.4	$1.1
Cash—Beginning	49.3	11.5	47.5	46.4

Cash—Ending	$77.9	$47.5	$77.9	$47.5

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months		Twelve Months
	4Q 2019	4Q 2018	YTD 2019	YTD 2018
Basic EPS Calculation(1)
Net (Loss) Income	$(99.0)	$8.2	$(96.5)	$26.0
Less: Accretion of Preferred Stock	(4.3)	(4.1)	(16.5)	(17.0)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.9)	(14.5)	(15.5)
Add: Preferred Stock Modification	—	15.3	—	15.3
Less: European Noncontrolling Redeemable Equity Dividends	—	(0.2)	(0.6)	(1.5)

Numerator	$(106.7)	$15.3	$(128.0)	$7.3
Denominator: Weighted Avg. Shares Outstanding	25.1	25.0	25.1	25.0

Basic (Loss) Earnings Per Share	$(4.25)	$0.61	$(5.10)	$0.29

Diluted EPS Calculation(1)
Net (Loss) Income	$(99.0)	$8.2	$(96.5)	$26.0
Less: Accretion of Preferred Stock	(4.3)	(4.1)	(16.5)	(17.0)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.9)	(14.5)	(15.5)
Add: Preferred Stock Modification	—	15.3	—	15.3
Less: European Noncontrolling Redeemable Equity Dividends	—	(0.2)	(0.6)	(1.5)

Numerator	$(106.7)	$15.3	$(128.0)	$7.3
Weighted Avg. Shares Outstanding-Basic	25.1	25.0	25.1	25.0
Dilutive Stock Options and Restricted Stock Units	—	0.1	—	0.2

Denominator: Weighted Avg. Shares Outstanding	25.1	25.1	25.1	25.2

Diluted (Loss) Earnings Per Share	$(4.25)	$0.61	$(5.10)	$0.29

(1)

Basic earnings per share is computed by dividing net income (loss) attributable to Superior, after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended December 31, 2019 and 2018.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition, Restructuring and Other Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Three Months		Twelve Months
Before Tax Impact on Net Income (Loss)	4Q 2019	4Q 2018	YTD 2019	YTD 2018	Location on Income Statement
Acquisition, Integration, Certain Hiring & Separation Costs	$(1.7)	$(2.9)	$(4.8)	$(11.2)	SG&A
Acquisition, Integration, Certain Hiring & Separation Costs	—	—	(1.7)	—	COGS
Restructuring Costs	(1.8)	—	(14.8)	—	COGS
Debt Extinguishment Gains	0.2	—	3.7	—	Other Income
Change in Fair Value of Preferred Derivative	(0.5)	7.0	(0.8)	3.5	Other Income
Impairment of Goodwill and Indefinite-Lived Intangibles	(102.2)	—	(102.2)	—	Other Income

Total Impact on Net Income (Loss)	$(106.0)	$4.1	$(120.6)	$(7.7)
After Tax Impact on Net Income (Loss)	$(104.7)	$4.0	$(116.8)	$(6.8)
Preferred Stock Modification	—	15.3	—	15.3	EPS Only

Total Impact on Numerator for (Loss) Earnings Per Share	$(104.7)	$19.3	$(116.8)	$8.5
Impact on (Loss) Earnings Per Share	$(4.17)	$0.77	$(4.65)	$0.34

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Value-Added Sales	Three Months		Twelve Months
	4Q 2019	4Q 2018	YTD 2019	YTD 2018
Net Sales	$310.3	$378.8	$1,372.5	$1,501.8
Less: Aluminum Value and Outside Service Provider Costs	(136.9)	(172.5)	(617.2)	(704.6)

Value-Added Sales	$173.4	$206.3	$755.3	$797.2

	Three Months		Twelve Months
	4Q 2019	4Q 2018	YTD 2019	YTD 2018
Net (Loss) Income	$(99.0)	$8.2	$(96.5)	$26.0
Adjusting Items:
— Interest Expense, net	11.5	12.7	47.0	50.1
— Income Tax Provision	(4.3)	5.2	3.4	6.3
— Depreciation	18.4	16.7	75.8	68.7
— Amortization	4.8	6.4	24.9	26.3
— Acquisition, integration, hiring/separation/restructuring costs, and debt extinguishment gains(1)	3.2	2.9	10.1	11.2
— Factoring Fees(1)	0.2	0.5	1.0	0.5
— Change in Fair Value of Preferred Derivative	0.5	(7.0)	0.8	(3.5)
— Impairment of Goodwill and Indefinite-Lived Intangibles	102.2	—	102.2	—

	$136.5	$37.4	$265.2	$159.6

Adjusted EBITDA	$37.5	$45.6	$168.8	$185.6

(1)

In 2019, we incurred approximately $5.4 million of Fayetteville restructuring costs (excluding $7.6 million of accelerated depreciation), $4.8 million of certain hiring and separation costs, $1.7 million of acquisition and integration costs, $1.0 million of accounts receivable and factoring fees, and $3.7 million of gains on extinguishment of debt and $1.8 million of machinery and equipment relocation costs from Fayetteville to other Superior sites.

Outlook for Full Year 2020 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,330.0	$1,390.0
Less: Aluminum Value and Outside Service Provider Costs	(580.0)	(600.0)

Value-Added Sales Outlook	$750.0	$790.0